Exhibit (n)1

[DECHERT LLP LETTERHEAD]

August 13, 2009

ING Prime Rate Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:	ING Prime Rate Trust
SEC File No. 811-05410

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in the Registration Statement under the Securities Act of 1933, as amended and Amendment No. 80 under the Investment Company Act of 1940, as amended of ING Prime Rate Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP